UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 23, 2008

GREAT SOUTHERN BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	0-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (417) 887-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

            On January 23, 2008, the Board of Directors of Great Southern Bancorp, Inc. (the "Company") approved modifications to the incentive bonus arrangement for executive officers of the Company, other than William V. Turner, Chairman of the Board, and Joseph W. Turner, President and Chief Executive Officer. Under this arrangement, effective for 2008, an executive officer may earn a cash bonus of up to 15.75% of his base annual salary (compared to 15% in prior years), with up to 8.25% of the bonus based on the extent to which the Company achieves targeted earnings per share results and up to 7.5% based on the officer's individual performance. In addition, effective for 2008, achievement of targeted earnings per share results will be measured on a quarterly, rather than an annual, basis. Any bonuses earned will continue to be paid out at or shortly after the end of the year.

            The bonus arrangement for William V. Turner and Joseph W. Turner has not been changed. For 2008, William V. Turner waived his right (as he did in 2007 and 2006) to receive the annual cash bonus provided for under his employment agreement (one-half of one percent of the Company's pre-tax net income). For 2008 (as it was in 2007 and 2006), the annual cash bonus payable to Joseph W. Turner under his employment agreement will be three-fourths of one percent of the Company's pre-tax net income.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.
Date:	February 8, 2008	By:	/s/ Joseph W. Turner Joseph W. Turner President and Chief Executive Officer

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